Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION MARKED BY [*] HAS BEEN EXCLUDED FROM THIS
EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

EXCLUSIVE SUPPLY AND DISTRIBUTION AGREEMENT

KNOW ALL PERSONS BY THESE PRESENTS:

This Exclusive Supply and Distribution Agreement (“Agreement”), made and entered into this 15th day of April, 2021 (“Effective Date”), by and between:

CHIRAL PHARMA CORPORATION with business address at P. Antonio St., cor F. Legaspi St., Ugong, Pasig, Metro Manila, a Philippines corporation

     (“CPC”);

&

CytoDyn Inc. a Delaware corporation, with business address at 1111 Main Street, Suite 660, Vancouver, WA 98660 (“CytoDyn”).

                     Collectively known as the “Parties”

WITNESSETH;

WHEREAS, CytoDyn is the owner of product Leronlimab (“Product”).

WHEREAS, CPC has obtained and is continuing to obtain Compassionate Special Permit (“CSP”) applications or Emergency Use Authorization (“EUA”) from the Food and Drug Administration of the Philippines (“Philippines FDA”) to use Leronlimab to treat confirmed coronavirus disease 2019 (“COVID-19”) patients in the Philippines.

NOW THEREFORE, the Parties hereto have agreed as follows:

1.APPOINTMENT
1.1	Appointment. Subject to and conditioned on CPC complying with all of its obligations under this Agreement, CytoDyn hereby appoints CPC as the exclusive distributor of the Product in the Territory during the period beginning on the Effective Date and ending on the first (1st) anniversary thereafter (“Exclusivity Period”). CPC hereby accepts such appointment and shall purchase all of its required quantities of Product from CytoDyn at the Purchase Price and distribute Product solely in the Territory and in accordance with the applicable CSP.
1.2	“Product” means Vyrologix TM (350 mg), a subcutaneous injectable biopharmaceutical drug product that contains CytoDyn’s Leronlimab (a humanized monoclonal antibody (also known as PRO 140)

targeting against the CCR5 receptor) as the only active pharmaceutical ingredient, as further described in the applicable product specification provided by CytoDyn (“Specifications”). “Territory” means the Republic of Philippines. “Purchase Price” means [*] U.S. Dollars ([*]) per vial of Product, CIF (Incoterms® 2020) Manila Ninoy Aquino International Airport in Manila, Philippines.
1.3	Supply Obligation. Subject to and conditioned on CPC complying with all of its obligations under this Agreement, CytoDyn will sell to CPC up to two hundred thousand (200,000) vials of Product at [*] per vial. During the Exclusivity Period, CytoDyn shall not supply the Product to any third party for sale, distribution or use in the Territory.
1.4	No Sub-distributors. Without CytoDyn’s prior written approval, CPC shall not sell or distribute Product to any third party for further resale or distribution or subcontract any of CPC’s obligations hereunder except to CPC’s logistic partner Metro Drug Inc. Any such approval is conditioned on such third party complying with the obligations of CPC in this Agreement. Any such approval shall not relieve CPC of its obligations under this Agreement, and CPC shall be and remain fully responsible for the activities of all of sub-distributors or its subcontractors. Unless agreed otherwise in writing, CPC shall not exploit the Product outside the Territory in any way.
1.5	Restrictions. CPC shall use the Products (and shall ensure the Products be used) solely in accordance with the treatment protocols approved under the applicable CSPs or EUA. CPC shall not distribute, resell, reverse engineer, administer, or otherwise use or make available the Products to anyone in any way or for any purpose. CPC shall store and handle the Products in accordance with the handling and storage instructions as specified in labeling or as provided by CytoDyn from time to time.
1.6	Quality Agreement. The Parties shall negotiate in good faith and use commercially reasonable efforts to enter into the Quality Agreement promptly after the Effective Date. The Quality Agreement will set out the policies, procedures and standards by which the Parties will coordinate and implement the operation and quality assurance activities and regulatory compliance objectives contemplated under this Agreement with respect to Product. To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless the Parties specifically agreed otherwise in writing.
1.7	Cooperation. Without limiting the foregoing, each of CytoDyn and CPC shall provide to each other in a timely manner all information which the other Party reasonably requests regarding the Product in order to enable the other Party to comply with all laws applicable to the Product in the Territory. Each of CytoDyn and CPC shall provide to the other or if applicable, directly to the applicable regulatory authorities, any assistance and all documents reasonably necessary to enable the other to carry out its obligations under this Agreement. In general, requests for cooperation should be responded to by the other Party within three (3) days and both should make responsible efforts to ensure cooperation is maintained to ensure completion of the given project.
2.SUPPLY OF PRODUCT
2.1	Purchase Orders. CPC shall place orders for a Product in writing (each a “Purchase Order”). Each Purchase Order shall be in the form acceptable to CytoDyn and shall specify (a) the quantities of Product ordered (which shall be at least [*] vials in each Purchase Order) and (b) the requested delivery date (provided that the delivery date is at least five (5) days after the date of CytoDyn’s receipt of the first Purchase Order and within twenty (20) days after the date of CytoDyn’s receipt of the succeeding Purchase Order. Purchase Orders shall not be made in any other form of document other than that prescribed by this Agreement unless the Parties mutually agree otherwise in writing. Any term or condition of a Purchase Order that is different from or contrary to the terms and conditions of this Agreement shall be void.
2.2	Purchase Order Acceptance. CytoDyn shall, within two (2) days of receipt of a Purchase Order, confirm in writing whether a given Purchase Order has been accepted. CytoDyn shall use commercially reasonable efforts to accept all Purchase Orders received in accordance with this Agreement. Unless agreed otherwise in writing by both Parties, all Purchase Orders accepted by CytoDyn shall each be a “Firm Order” and non-cancelable by either Party, andCPC shall be obligated to pay for the Product supplied to CPC pursuant to an accepted Purchase Order.
2.3	Delivery. CytoDyn shall deliver each shipment of Product CIF (Incoterms® 2020) Manila Ninoy Aquino International Airport in Manila, Philippines. Delivery on each Firm Order will take place on or before the later of (i) the delivery date specified in the corresponding Purchase Order and (ii) at least 5 days after the date of CytoDyn’s receipt of the first Purchase Order and within twenty (20) days after the date of CytoDyn’s receipt of the succeeding Purchase Order. Notwithstanding anything to the contrary contained herein, CytoDyn shall have satisfied its obligations with respect to a Firm Order if (a) the actual delivery date is within plus or minus five (+/-5) days of the specified delivery date specified in the corresponding Purchase Order except for the first purchase order, and (b) if the actual quantity of Product delivered is within plus or minus five percent (+/-5%) of the accepted Purchase Order quantity specified in the accepted Purchase Order.
2.4	Acceptance; Rejection.
2.4.1.	CytoDyn shall be responsible for Product test procedures for quality assurance, including Product storage and shipping requirements, before Product is released to CPC. With each delivery, CytoDyn shall provide a certificate of analysis and other documents (collectively, the “COA”) as specified in the Quality Agreement and Philippine Regulatory Authorities and Bureau of Customs requirements.
2.4.2.	CPC shall inspect each shipment of Product promptly upon receipt. CPC may reject any Product which does not conform to the Specifications, or the shipping and storage requirements for the Product, at the time of receipt at CPC’s location. CPC shall make any such rejection in writing, within ten (10) days of the later of the receipt of the COA or the Product at the facility designated by CPC in the applicable Firm Order (the “Stipulated Rejection Period”), to CytoDyn, and shall specify the reasons for such rejection (the “Rejection Notice”).
2.4.3.	If CPC has not delivered a Rejection Notice within the Stipulated Rejection Period, CPC shall be deemed to have accepted that shipment of Product. Once CPC has accepted or has been deemed to have accepted a shipment of Product, and CPC may not exercise any rights to subsequently reject such shipment.
2.5	Rejection Procedures.
2.5.1.	After CytoDyn receives the Rejection Notice, it will evaluate process issues and the reasons given by CPC for the rejection. CytoDyn shall use commercially reasonable efforts to promptly notify CPC whether it agrees with the basis for CPC’s rejection. If CytoDyn agrees with the basis for CPC’s rejection, CytoDyn shall use commercially reasonable efforts to promptly replace, at no cost to CPC, such rejected Product.
2.5.2.	If CytoDyn disagrees with the basis for CPC’s rejection specified in the Rejection Notice: (i) CytoDyn shall use commercially reasonable efforts to promptly replace such rejected Product; and (ii) the Parties shall submit samples of the rejected Product to a mutually acceptable third party laboratory, which shall determine whether such Product meets the Specifications. The determination of the third-party laboratory shall be final and determinative. If the third-party laboratory determines that the rejected shipment meets the Specifications, the rejection by CPC is unjustified, and CPC shall promptly pay CytoDyn for any replacement Product and, if the Product can no longer be distributed, Purchase Price on the unjustifiably rejected Product. If the third-party laboratory determines that the rejected shipment does not meet the Specifications, CytoDyn shall not invoice CPC for the replacement Product. The Party against whom the third-party laboratory rules shall also bear the fees in connection with resolution of the disagreement.

2.5.3.	Notwithstanding any of the other provisions in this Agreement and without limiting any other provision herein, CPC agrees that the remedies set forth in this Section 2.5 are CPC’s sole and exclusive remedies with respect to the rejection of Product.
2.6	No serialization. The Parties acknowledge and agree that all Products delivered to CPC under this Agreement are not required to be and will not be serialized.
3.PAYMENT
3.1	Invoices. At the time of each shipment, CytoDyn shall send an invoice to CPC specifying the total amount due under the invoice, calculated as the Purchase Price times the quantity of Product contained in the shipment.
3.2	Payment. All payments due to Cytodyn shall be payable in US Dollars. CPC shall open an irrevocable import letter of credit to be issued by a local bank acceptable to CytoDyn and confirmed by a reputable international bank. The terms of payment shall be within [*] days credit from the date of delivery. Letter of credit should be received before the product shipment to CPC.
3.3	In the event that the Product obtains commercial approval in another market, it is understood by the Parties that the purchase price to CPC shall remain at par or less than other purchase contracts made by CytoDyn during the Term of this Agreement.
3.4	Any price increase after the Exclusivity Period should be fair and reasonable, following the prevailing market conditions and in accordance with all regulatory approvals.
4.INTELLECTUAL PROPERTY

CytoDyn shall retain all of its rights, title and interest in and to all industrial and intellectual property rights embodied in or which covers the Product, in each case which is owned, held, or licensed by it as of the Effective Date or thereafter or developed, created or discovered by it or on its behalf.  Except as otherwise expressly provided in this Agreement, CPC has and shall have no right, title or interest in any intellectual property right relating to the Product.

5.REPRESENTATION & WARRANTY
5.1	By Each Party. Each Party represents and warrants that (i) it has the corporate authority to enter into this Agreement and to perform the respective obligations hereunder; (ii) this Agreement is a legal, valid and binding agreement enforceable in accordance with its terms; (iii) executing this Agreement and performing its respective obligations hereunder do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and do not conflict with, or constitute a default under, any contractual obligation of such Party; and (iv) its affiliates and its and their respective officers, directors and employees (a) have not been debarred and are not subject to a pending debarment, under applicable laws or by any government healthcare programs or procurement programs, (b) are not disqualified by any government or regulatory authorities from distributing pharmaceutical products, (c) are not subject to a pending disqualification proceeding, and (d) have not been convicted of a criminal offense related to the provision of healthcare products or services and are not subject to any such pending action.
5.2	By CytoDyn. CytoDyn represents and warrants that at the time of delivery the Products shall conform to the Specifications. CytoDyn further warrants that the Products are manufactured in compliance with the applicable current good manufacturing practices (“cGMP”) standards, are fit for human use pursuant to the CSP, and are free from manufacturing defects, as well as guarantees a minimum shelf-life of [*] months upon receipt of Products, such shelf life being determined based solely on CytoDyn’s internal stability test data.
5.3	By CPC. CPC hereby represents and warrants that it has not and will not take any action that will render CytoDyn liable for any violation of US or foreign laws, including without limitation the FCPA, which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist CytoDyn in obtaining or retaining business. If CPC makes any payment or takes any action that CytoDyn reasonably believes would violate any such US or foreign laws, CytoDyn may terminate this Agreement immediately.
5.4	No Additional Warranties. CPC shall not make any representation or give any warranty in respect of the Products other than those authorized in writing by CytoDyn from time to time.
5.5	Insurance. In addition, each Party agrees to obtain commercially reasonable and customary insurance sufficient to cover its respective potential liabilities hereunder and provide each other a copy thereof.
6.LIABILITY AND CROSS-INDEMNIFICATIONS
6.1	Each Party shall indemnify and hold the other Party, its affiliates, and their respective officers, directors, employees and representatives, harmless from and against any third-party claims and liability, including liability for death or personal injury and reasonable attorney's fees, which results solely from breach of its obligations under this Agreement, its negligence or willful misconduct, or its violation of applicable laws.
6.2	The Party seeking indemnification for third party claims under Sections 6.1 shall promptly notify the other Party in writing of all matters which may give rise to the right to indemnification hereunder; failure to promptly give such written notice, to the extent prejudicial to the indemnifying Party’s defense of such claims, shall relieve the indemnifying Party’s obligation to the other Party under this Section 6.
7.ADVERSE REACTIONS, COMPLAINTS AND RECALLS
7.1	CPC and CytoDyn shall notify each other within twenty-four (24) hours by confirmed facsimile or email of any information concerning any serious or unexpected side effect, injury, toxicity, or sensitivity reaction, any unexpected incidents, or any adverse drug experience reports and the severity thereof associated with the Products, the use and sale thereof (collectively “Adverse Events”). To enable CytoDyn to comply with its regulatory reporting responsibilities, CPC shall use commercially reasonable efforts to deliver to CytoDyn all Adverse Event information received by CPC and all other information as required by CytoDyn by notice in writing to CPC.
7.2	CytoDyn and CPC shall each comply with Philippines FDA pharmacovigilance policy (i.e., Adverse drug experience reports).
7.3	Complaints with regard to the Products received by CPC will be promptly sent by facsimile or email to CytoDyn at: jflisak@cytodyn.com and CYDY_Team@cytodyn.com.

7.4	If, for any reason, it shall become necessary to trace back or recall any particular batch of the Products, or to identify the customer or customers to whom Products from such batch will have been delivered, CPC shall cooperate fully with CytoDyn in doing so in accordance with the procedure established for the said purpose. If the recall is due to manufacturing defects of the Products, all costs and expenses related to said recall shall be borne by Cytodyn.
7.5	The obligation relating to Section 7.2 and to the Pharmacovigilance Policy and its subsequent amendments shall survive for one (1) year after the expiry date of the last batch of Products marketed by CPC in the Territory.
7.6	The obligation relating to Products complaints under Section 7.3 shall survive until the expiry date of the last batch of Products marketed by CPC in the Territory.
7.7	The obligation relating to Products recall under Section 7.4 shall survive until the expiry date of the last batch of Products marketed by CPC in the Territory.
8.CONFIDENTIALITY
8.1	“Confidential Information” means all confidential or proprietary information relating to the business and affairs of CytoDyn or its affiliates that are disclosed by or on behalf of CytoDyn to CPC and all information derived therefrom, including without limitation financial information, business opportunities, information relating to pharmaceutical products of any nature in any form. CPC shall not make available Confidential Information to any third party; except that it shall be entitled to disclose to government authorities to the extent necessary for obtaining CSP, in accordance with accepted practices in the pharmaceutical industry.
8.2	CPC shall take all necessary steps to ensure that its employees who gain access to Confidential Information are bound in writing by terms similar to the terms of this Agreement, not to divulge Confidential Information, except that they may divulge it to the extent that CPC may do so in accordance with the provisions hereof.
8.3	CPC agrees that all Confidential Information that it receives from CytoDyn and/or its affiliates in connection with the Products are the sole property of CytoDyn and shall be used by it only in accordance with the terms and provisions of this Agreement.
8.4	CPC shall have no obligation to keep confidential and secret any part of the Confidential Information that is already known to it from any source other than by disclosure by, or which emanated originally from CytoDyn and/or its affiliates, as shown by written records, or which now or in future becomes known to the public or which is made known to CPC by a third party as a matter of right or when ordered by a competent court.
8.5	CPC’s obligations under Section 8 shall survive for five (5) years after termination of this Agreement and indefinitely as to any trade secret.
9.TERMINATION
9.1	Term. This Agreement shall commence on the Effective Date and shall be valid for one (1) year thereafter, unless terminated earlier pursuant to Section 9.

9.2	Termination for Breach. A Party may terminate this Agreement upon prior written notice to the other Party for material breach of this Agreement by the other Party (which includes any failure by CPC to pay amounts when due to CytoDyn in accordance with the terms of this Agreement). Any notice of material breach shall specify the breach in reasonable detail. Unless otherwise provided in this Agreement, the termination shall be effective thirty (30) days after receipt of the written notice, unless the breaching Party cures the breach within that thirty (30) day notice period.
9.3	Termination for Convenience. Each Party may terminate this Agreement for convenience upon sixty (60) days’ notice to the other Party.
9.4	Effects of Termination. Upon termination:
9.4.1.	CPC shall (i) promptly return to CytoDyn, or, at CytoDyn’s request, destroy (and certify such destruction in writing) all of CytoDyn’s Confidential Information, and (ii) cease using Confidential Information in any way for any purpose.
9.4.2.	CytoDyn shall within thirty (30) days from effective date of termination of this Agreement, repurchase all inventory of Products of marketable quality and having a remaining shelf life of at least fifty percent (50%) based on CytoDyn’s Invoice date held by CPC. In the event that CytoDyn transfers the right to distribute to another distributor, then said distributor shall purchase all stocks of the products held by CPC, in good and marketable condition. In both cases, CytoDyn shall pay CPC for a price equivalent to the Products’ landed cost plus 15%.
9.4.3.	In the event Cytodyn decides not to repurchase, CPC may, where permitted by applicable laws, sell Product then in its inventory for a period of six (6) months thereafter (“Selloff Period”), all in accordance with the terms of this Agreement. Promptly after the expiration of the Selloff Period, CPC shall, at its cost, destroy any unsold Product remaining in its inventory and will provide appropriate evidence of such destruction to CytoDyn.
10.INDEPENDENT PARTY

This Agreement does not constitute either Party as agent or legal representative of the other Party for any purpose whatsoever. A Party is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, with regard to any manner or thing whatsoever, unless otherwise specifically agreed upon in writing.

11.ASSIGNMENT

CPC shall not assign, delegate or transfer its rights and obligations under this Agreement in whole or in part without prior written authorization from CytoDyn; any purported assignment, delegation or transfer in violation of the foregoing is void. CytoDyn may assign, delegate or transfer its rights and obligations under this Agreement in whole or in part.

12.FORCE MAJEURE

Each of the Parties hereto shall be excused from the performance of its obligations hereunder, other than the payment of money, in the event that such performance is prevented by force majeure, provided that each of the Parties shall use its best efforts to complete such performance by other means. For the purpose of this Agreement force majeure is defined as causes beyond the control of CPC or CytoDyn, including but not limited to, acts of God, acts, regulations or laws of any government, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labor disturbances, epidemic and failure of public utilities or common carriers.

13.SEVERABILITY

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall, provided that it does not affect the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

14.ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the Parties. This Agreement may not be varied except in writing signed by the Parties' authorized representatives.

15.WAIVER

No waiver of any right, breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent right, breach or default of the same or similar nature.

16.GOVERNING LAW

This Agreement shall be governed, interpreted and construed in accordance with the laws of the Republic of Singapore, without reference to the principles of conflicts of law. Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement (other than good-faith third party actions or proceedings filed or instituted in an action or proceeding by a third party against a Party) shall be finally resolved by binding arbitration conducted in the English language, in the Republic of Singapore, under the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules"), by a panel of one arbitrator appointed in accordance with the SIAC Rules. Notwithstanding the foregoing, either Party may, without waiving any right or remedy available to such Party, seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy or claim hereunder. The Parties undertake to use all reasonable best efforts in order to solve in an amicable manner any controversy arising in connection with this Agreement.

17.NOTICE

Unless otherwise stated in this Agreement, all requests and notices required or permitted to be given to the Parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other Party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement.

If to CPC:

Chiral Pharma Corporation, P. Antonio St., cor F. Legaspi St., Ugong, Pasig,

Metro Manila

Attention: Francis Wade Z. Gomez

Email: fzgomez@nmpc.com.ph

If to CytoDyn:

CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, WA 98660, USA

Attention: Chief Executive Officer

Email: npourhassan@cytodyn.com and CYDY_Team@cytodyn.com

Product complaints and quality issues: jflisak@cytodyn.com

18.COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

CytoDyn Inc. /s/ Nader Pourhassan Nader Pourhassan Chief Executive Officer	Chiral Pharma Corporation /s/ Francis Wade Z. Gomez, IV Francis Wade Z. Gomez, IV President